SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2007

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 5 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on March 5, 2007 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

Contact:

Joel Hatlen

VP / Chief Financial Officer

Data I/O Corporation

(425) 881-6444

investorrelations@dataio.com

DATA I/O ANNOUNCES FOURTH QUARTER 2006 FINANCIAL RESULTS

Redmond, Wash., March 5, 2007 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the fourth quarter and year ended December 31, 2006.

Revenues for the fourth quarter of 2006 were $8.4 million, compared with $6.8 million in the third quarter of 2006. In accordance with U.S. generally accepted accounting principles (GAAP), net income in the fourth quarter of 2006 was $909,000, or $0.10 per share, compared with net income of $47,000, or $0.01 per share, in the third quarter of 2006.

Fiscal Year 2006 Results

For the year ended December 31, 2006, Data I/O reported revenues of $28.8 million, a 2 percent increase from revenues of $28.3 million in 2005. Net income for 2006 was $46,000 or $0.01 per share, compared with a net income for 2005 of $582,000 or $0.07 per share. Gross margins as a percentage of sales in 2006 were 53.8 percent, compared with 56.8 percent in the prior year. This gross margin percentage change was primarily due to channel and product mix changes between the two periods.

“During the fourth quarter, we began shipping to customers the FLX 500, our new automated programming system,” said Fred Hume, president and CEO. “We are pleased with our customers’ reception of the FLX 500, the opportunities it provides for an expanded set of customers to automate their programming processes, and the FLX 500 as a platform for providing further customer solutions.”

“We are pleased that our restructuring actions taken in the third and fourth quarter were successful in adjusting the expense structure to increase profitability,” said Hume.

Conference Call Information

A conference call discussing the fourth quarter and 2006 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0530, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844 access code 864590. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 35 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE™, Sprint and UniSite families provide a wide range of device support and versatility to address a user’s many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future revenues, future margins, future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	Fourth Quarter			Twelve Months Ended

			Percent			Percent
	12/31/2006	12/31/2005	Change	12/31/2006	12/31/2005	Change

Net sales	$8,380	$8,356	0.3%	$28,793	$28,321	1.7%
Gross margin	4,581	4,388	4.4%	15,503	16,091	-3.7%
Gross margin as percent of sales	54.7%	52.5%	2.2%	53.8%	56.8%	-3.0%
Operating expenses:
Research & development	1,332	1,381	-3.5%	5,577	5,286	5.5%
Selling, general and administrative	2,404	2,663	-9.7%	9,898	10,085	-1.9%
Provision for business restructure	39	23		191	96

Operating income(loss)	806	321		(163)	624
Non-operating income (expense)	66	56		163	78

Income(loss) from operations before taxes	872	377		—	702
Income tax expense(benefit)	(37)	14		(46)	120

Net income(loss)	$909	$363		$46	$582

Total diluted earnings(loss) per share	$0.10	$0.04		$0.01	$0.07

Diluted weighted average shares outstanding	8,730	8,625		8,710	8,532

CONDENSED BALANCE SHEET
(in thousands)

			12/31/2006	12/31/2005

Cash and cash equivalents			$2,478	$4,362
Short-term investments			—	800
Accounts receivable, net			8,496	6,828
Inventories			5,052	3,529
Other current assets			491	329
Property, plant and equipment, net			2,852	2,274
Other long-term assets, net			122	15

Total assets			$19,491	$18,137

Current liabilities			$5,762	$5,854
Long-term debt			446	—
Shareholders’ equity			13,283	12,283

Total liabilities and shareholders’ equity			$19,491	$18,137

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

March 7, 2007	By /s/Frederick R. Hume
Frederick R. Hume
President
Chief Executive Officer

By /s/Joel S. Hatlen

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer